Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:     Kevin J. Goodwin

Vice President and Treasurer

irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS FINANCIAL RESULTS

FOR 2014 FIRST QUARTER

Increases Cash Distribution

HOUSTON, May 2, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported income from continuing operations for the first quarter of 2014 of $101.5 million compared to income from continuing operations for the first quarter of 2013 of $94.8 million.

Income from continuing operations attributable to Buckeye’s unitholders was $0.87 per diluted unit for the first quarter of 2014 compared to $0.90 per diluted unit for the first quarter of 2013.  The diluted weighted average of units outstanding in the first quarter of 2014 was 115.8 million compared to 103.6 million in the first quarter of 2013. The increase in units is primarily the result of our unit offering in October 2013.

Adjusted EBITDA (as defined below) from continuing operations for the first quarter of 2014 was $188.6 million compared to $160.2 million for the first quarter of 2013.

“The contribution from the terminals recently acquired from Hess Corporation as well as returns on growth capital investments drove strong financial results from our Pipelines & Terminals and Global Marine Terminals segments,” said Clark C. Smith, President and Chief Executive Officer.  “This was the first full quarter contribution from the Hess terminals as the acquisition closed in December 2013.  Work remains to be done on our Hess integration and commercialization efforts to realize the full benefit from this acquisition, but we are pleased with our results to date,” continued Mr. Smith.  “Growth capital investments across our legacy assets were also a key driver of improved performance over the year-ago quarter.  Investments in crude rail operations at our Chicago Complex and the expansion of crude oil storage at our BORCO terminal contributed to the uplift.”

“We remain focused on our expansion opportunities by continuing to make progress on our growth capital projects at our Perth Amboy terminal and Chicago Complex,” said Mr. Smith.  “I am pleased to report that our Perth Amboy pipeline connection is now operational, effective May 1.  Product is moving to our Linden hub and from there our terminal customers have a variety of options, including access to end markets across our Eastern products system.  This provides our Perth Amboy terminal with connectivity and capacity that we believe is a competitive advantage in the New York Harbor. Construction on our crude rail facility at Perth Amboy continues and is expected to be operational in the third quarter,” commented Mr. Smith.  “We also reached a key milestone in our project to add 1.1 million barrels of crude oil storage at our Chicago Complex, as the first of three tanks was placed in service this week.  We expect the remaining tanks to be operational in the third quarter.  We also have an additional project underway to further expand the Chicago Complex by completing a bi-directional connection to an underutilized Buckeye terminal to make its 600,000 barrels of storage accessible to the complex’s customers.  In total, we expect to make growth capital investments of approximately $300 million during 2014 that we believe will generate attractive financial returns for our unitholders in the future,” concluded Mr. Smith.

Distributable cash flow (as defined below) from continuing operations for the first quarter of 2014 was $131.8 million compared to $125.6 million for the first quarter of 2013.  Buckeye also reported distribution coverage of 1.03 times for the first quarter of 2014.

Cash Distribution.  Buckeye also announced today that its general partner declared a cash distribution of $1.10 per limited partner unit (“LP Unit”) for the quarter ended March 31, 2014.  The distribution will be payable on May 19, 2014, to unitholders of record on May 12, 2014.  This cash distribution represents an almost five percent increase over the $1.05 per LP Unit distribution declared for the quarter ended March 31, 2013.  Buckeye has paid cash distributions in each quarter since its formation in 1986.

Conference Call.  Buckeye will host a conference call with members of executive management today, May 2, 2014, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to http://www.media-server.com/m/p/2jboicbo ten minutes prior to its start.  Interested parties may participate in the call by dialing 877-870-9226.  A replay will be archived and available at this link until June 30, 2014, and the replay also may be accessed by dialing 800-585-8367 and entering conference ID 27961143.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels.  In addition to its pipelines and inland terminals, Buckeye owns an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

Adjusted EBITDA and distributable cash flow are measures not defined by GAAP.  Adjusted EBITDA is the primary measure used by our senior management, including our Chief Executive Officer, to (i) evaluate our consolidated operating performance and the operating performance of our business segments, (ii) allocate resources and capital to business segments, (iii) evaluate the viability of proposed projects, and (iv) determine overall rates of return on alternative investment opportunities.  Distributable cash flow is another measure used by our senior management to provide a clearer picture of Buckeye’s cash available for distribution to its unitholders.  Adjusted EBITDA and distributable cash flow eliminate (i) non-cash expenses, including, but not limited to, depreciation and amortization expense resulting from the significant capital investments we make in our businesses and from intangible assets recognized in business combinations, (ii) charges for obligations expected to be settled with the issuance of equity instruments, and (iii) items that are not indicative of our core operating performance results and business outlook.

Buckeye believes that investors benefit from having access to the same financial measures used by senior management and that these measures are useful to investors because they aid in comparing Buckeye’s operating performance with that of other companies with similar operations.  The Adjusted EBITDA and distributable cash flow data presented by Buckeye may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xi) an unfavorable outcome with respect to the proceedings pending before the Federal Energy Regulatory Commission (“FERC”) regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenue:
Product sales	$1,677,742	$1,069,217
Transportation, storage and other services	314,087	261,861
Total revenue	1,991,829	1,331,078

Costs and expenses:
Cost of product sales	1,665,379	1,063,298
Operating expenses	124,829	92,352
Depreciation and amortization	42,991	35,699
General and administrative	17,357	16,253
Total costs and expenses	1,850,556	1,207,602

Operating income	141,273	123,476

Other income (expense):
Earnings from equity investments	1,266	1,629
Interest and debt expense	(41,213)	(30,249)
Other income	136	101
Total other expense, net	(39,811)	(28,519)

Income from continuing operations before taxes	101,462	94,957
Income tax benefit (expense)	77	(131)
Income from continuing operations	101,539	94,826
Loss from discontinued operations	(10,042)	(4,327)
Net income	91,497	90,499
Less: Net income attributable to noncontrolling interests	(1,029)	(1,158)
Net income attributable to Buckeye Partners, L.P.	$90,468	$89,341

Basic earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$0.87	$0.91
Discontinued operations	(0.09)	(0.04)
Total	$0.78	$0.87

Diluted earnings (loss) per unit attributable to Buckeye Partners, L.P.:
Continuing operations	$0.87	$0.90
Discontinued operations	(0.09)	(0.04)
Total	$0.78	$0.86

Weighted average units outstanding:
Basic	115,319	103,247
Diluted	115,796	103,571

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenue:
Pipelines & Terminals	$218,539	$189,575
Global Marine Terminals	88,769	61,137
Merchant Services	1,678,302	1,076,157
Development & Logistics	16,832	11,912
Intersegment	(10,613)	(7,703)
Total revenue	$1,991,829	$1,331,078

Total costs and expenses: (1)
Pipelines & Terminals	$113,759	$91,754
Global Marine Terminals	59,110	42,654
Merchant Services	1,676,273	1,071,995
Development & Logistics	12,027	8,902
Intersegment	(10,613)	(7,703)
Total costs and expenses	$1,850,556	$1,207,602

Depreciation and amortization:
Pipelines & Terminals	$17,402	$14,654
Global Marine Terminals	23,597	19,170
Merchant Services	1,505	1,396
Development & Logistics	487	479
Total depreciation and amortization	$42,991	$35,699

Operating income:
Pipelines & Terminals	$104,780	$97,821
Global Marine Terminals	29,659	18,483
Merchant Services	2,029	4,162
Development & Logistics	4,805	3,010
Total operating income	$141,273	$123,476

Adjusted EBITDA from continuing operations:
Pipelines & Terminals	$126,720	$115,385
Global Marine Terminals	53,703	35,479
Merchant Services	3,133	6,194
Development & Logistics	5,068	3,173
Adjusted EBITDA from continuing operations	$188,624	$160,231

Capital additions, net: (2)
Pipelines & Terminals	$58,877	$34,739
Global Marine Terminals	50,777	31,819
Merchant Services	33	73
Development & Logistics	79	546
Total segment capital additions, net	109,766	67,177
Natural Gas Storage disposal group (3)	98	9
Total capital additions, net	$109,864	$67,186

Summary of capital additions, net: (2) (3)
Maintenance capital expenditures	$18,704	$5,133
Expansion and cost reduction	91,160	62,053
Total capital additions, net	$109,864	$67,186

	March 31,	December 31,
	2014	2013
Key Balance Sheet Information:
Cash and cash equivalents	$31,314	$4,950
Long-term debt, total (4)	3,234,002	3,092,711

  (1)        Includes depreciation and amortization.

  (2)        Amounts exclude accruals for capital expenditures.

  (3)        Includes Natural Gas Storage disposal group capital expenditures as follows: (i) maintenance capital expenditures of $71 thousand and $9 thousand for the three months ended March 31, 2014 and 2013, respectively, and (ii) expansion and cost reduction capital of $27 thousand for the three months ended March 31, 2014.

  (4)        Includes long-term debt portion of Buckeye Partners L.P. Credit Facility of $170 million and $29 million as of March 31, 2014 and December 31, 2013, respectively.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA - Continued

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	656.7	681.0
Jet fuel	305.6	321.3
Middle distillates (1)	405.0	368.8
Other products (2)	31.1	29.3
Total pipelines throughput	1,398.4	1,400.4
Terminals:
Products throughput	1,122.4	953.8

Pipeline Average Tariff (cents/bbl)	83.1	78.9

Merchant Services (in millions of gallons):
Sales volumes	569.0	357.6

(1)         Includes diesel fuel and heating oil.

(2)         Includes liquefied petroleum gas, intermediate petroleum products and crude oil.

BUCKEYE PARTNERS, L.P.

SELECTED FINANCIAL AND OPERATING DATA

Non-GAAP Reconciliations

(In thousands, except coverage ratio)

(Unaudited)

		Three Months Ended
		March 31,
		2014	2013
Income from continuing operations		$101,539	$94,826
Less: Net income attributable to noncontrolling interests		(1,029)	(1,158)
Income from continuing operations attributable to Buckeye Partners, L.P.		100,510	93,668
Add:	Interest and debt expense	41,213	30,249
	Income tax (benefit) expense	(77)	131
	Depreciation and amortization	42,991	35,699
	Non-cash unit-based compensation expense	3,122	3,232
	Hess acquisition and transition expense	3,633	—
Less:	Amortization of unfavorable storage contracts (1)	(2,768)	(2,748)
Adjusted EBITDA from continuing operations		$188,624	$160,231
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(38,273)	(29,382)
	Income tax benefit (expense), excluding non-cash taxes	77	(131)
	Maintenance capital expenditures	(18,633)	(5,124)
Distributable cash flow from continuing operations		$131,795	$125,594

Distributions for coverage ratio (2)		$128,046	$102,681

Coverage ratio from continuing operations		1.03	1.22

(1)              Represents the amortization of the negative fair values allocated to certain unfavorable storage contracts acquired in connection with the BORCO acquisition.

(2)              Represents cash distributions declared for limited partner units (“LP Units”) outstanding as of each respective period.  Amount for 2014 reflects estimated cash distributions for LP Units for the quarter ended March 31, 2014.